Exhibit 10.41

SELECTICA, INC.

COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS

EFFECTIVE MAY 20, 2009

A.	Cash Compensation

1.	Board retainer: $45,000 per year, paid in quarterly installments.

2.	Audit Committee chair retainer: $10,000 per year, paid in quarterly installments.

B.	Equity Compensation

1.	Triennial stock option grants: Options to purchase 100,000 shares. The options become exercisable in equal installments on the first three anniversaries of the grant, with immediate full vesting in the event of a change in control. The options will be granted by the Compensation Committee under the 1999 Equity Incentive Plan (the “EIP”) in conjunction with the director’s initial appointment or election to the Board and at three-year intervals thereafter (provided that the director’s service continues). A director who was in office on August 1, 2006, will commence receiving these option grants on the next three-year anniversary of his or her initial appointment or election. A director who took office after August 1, 2006, but before December 15, 2006, commenced receiving these option grants on December 15, 2006.

In the event of a subdivision of the outstanding shares, a declaration of a dividend payable in shares or a combination or consolidation of the outstanding shares (by reclassification or otherwise) into a lesser number of shares, a corresponding adjustment will automatically be made in the 100,000-share number described above. In the event of a declaration of an extraordinary dividend payable in a form other than shares in an amount that has a material effect on the price of shares, a recapitalization, a spin-off or a similar occurrence, the Compensation Committee will make such adjustments as it, in its sole discretion, deems appropriate in the 100,000-share number described above.

2.	Annual restricted stock unit grants: Units equivalent to shares with a market value of $25,000. All of the units vest on the first anniversary of the grant, with immediate full vesting in the event of a change in control. The units will be settled in the form of an equal number of shares on the first permissible trading date after they vest (or a further deferral could be elected). The units will be granted by the Compensation Committee under the EIP in conjunction with each Annual Meeting of stockholders. However, in lieu of a grant in conjunction with the 2006 Annual Meeting of stockholders, a grant was made on December 15, 2006.

C.	Expenses

The reasonable expenses incurred by directors in connection with attendance at Board or committee meetings will be reimbursed upon submission of appropriate substantiation.

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